REVISED 1993 LONG-TERM INCENTIVE PLAN GUIDELINES

PLAN SPECIFICATIONS

Purpose of the Plan:

          Focus top management on key internal performance measures that drive exceptional shareholder value improvement

          Balance short-term focus of annual incentive plan

          Provide significant rewards for successful performance

          Retain key management team

Concept:

          Award is contingent upon performance as measured against pre-determined objectives over a specified period of time

          Performance shares are granted to participants at beginning of performance period by dividing target award values by the initial share value

          Final award depends upon achievement of specified goals, in addition to changes in the value of the stock

Eligibility:

          The initial group would consist of the following executives for Cycle 1:

          A. A. Brodkey       V. P., Secretary & General Counsel
          K. L. Browne        V. P. & General Manager,
                              Pinto Valley Mining Division
          M. H. Campbell      V. P., Human Resources
          J. F. Champagne     President, Magma Metals
          B. E. Disbury       V. P. Marketing & Sales,
                              Magma Metals Company
          F. E. Durazo        V. P. & General Manager,
                              San Manuel Mining Division
          T. L. Jordan        V. P. Technology,
                              Magma Metals Company
          JD McCain           V. P. Operations,
                              Magma Metals Company
          D. R. McGregor      G. M. , Superior Mining Division
          B. A. Mills         V. P., Planning & Business
                              Development
          R. P. Mueller       V. P., Internal Development
          D. J. Purdom        V. P. & Chief Financial Officer
          H. C. Smith         President,
                              Magma Nevada Mining Company
          J. B. Winter        President &
                              Chief Executive Officer

          This group will be reviewed by the Chief Executive
          Officer, at the end of Cycle 1, and appropriate adjustments will be made for Cycle 2, based upon individual performance.

Target Award Amounts:

          An example of target award sizes follows, expressed as a percentage of base salary. Final targets will be adjusted for the desired long-term incentive grant mix and total compensation objectives.


Determination of Performance Shares:

          The actual number of target shares granted to each participant, in Cycle 1, is determined by dividing the target award dollar amount (base salary (x) target award %) by the average stock price in 1992 ($11.12). The actual number of target shares granted to each participant in Cycle 2 is determined by dividing the target award dollar amount by the stock price value on January 1, 1993 or the average stock price in 1995, whichever is lower.

          Example:

          (1) Share = $11.12

          Participant's base salary at the beginning of Cycle 1 is
          $150,000

          Target award percentage (over a three-year cycle) is 150% Cycle 1
               180% Cycle 2

          The number of shares this participant will have credited to the Company's books would be calculated as follows:

Base      Target Award                  Share     Performance
Salary     as % of Base                 Value     Shares
_________________________________________________________________
CYCLE 1   ($150,000   x   150%    /    $11.12)    =   20,234

CYCLE 2   ($150,000   x   180%    /    $13.375)   =   20,187




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Award Opportunity:


          The actual numbers of shares may range from 0% to 200% of the target award, as determined by performance. The value of those shares increases as the stock price increases.


Performance Cycles:


          Performance will be measured over two (2) three (3) year cycles, beginning January 1, 1993 and ending December 31, 1998.


Grant Frequency and Mix:


          All performance shares will be granted at the beginning of each year in the performance cycle. In addition, as part of a separate plan, participants may receive annual grants of stock options in an amount equal to or greater than the value of the annualized target award of performance shares.


Vesting:

          All of the participants' shares will cliff vest at the end of each Performance Cycle. A participant whose employment with Magma Copper Company ceases due to normal retirement, total permanent disability, or death will have immediate vesting of shares, prorated based on the time of employment as a percentage of the Performance Period.

          In the event of a 50% Change in Control, as defined below, the Executive would vest in at least 100% of the target award for the cycle (prorated for years of participation in the plan), based on achievement of the target measures, at the time of the 50% Change in Control.

          For purposes of this plan, partial years of service shall be credited as whole years of service.

          A "50% Change in Control" shall mean a change in ownership or managerial control of the stock, assets or business of the Company resulting from one (1) or more of the following circumstances:

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               (i)  After the commencement date of this
          Plan, a change in ownership of the Company through a transaction or series of transactions, such that any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities;

               (ii) A change in identity of a majority
          of the members of the Board within any twelve
          (12) month period;

               (iii)     The approval by the Board (or
          by the shareholders if shareholder approval is required by applicable law or under the terms of any relevant agreement) of any agreement for the sale or disposition of all or substantially all of the Company's assets for a sale/leaseback of all or substantially all of the Company's assets (with or without a purchase option);

               (iv) A transfer of all or substantially
          all of the Company's assets pursuant to a partnership or joint venture agreement where the Company's resulting interest is or becomes fifty percent (50%) or less; or

               (v)  The execution or approval by the
          Board of any agreement, the consummation of which would result in one of the foregoing.

          In the event of a change of ownership of the Company through a transaction or series of transactions such that Warburg, Pincus Capital Company, L.P., becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities, no 50% Change in Control shall be deemed to have occurred unless, coincident with or subsequent to such event, a majority of the members of the Board serving immediately prior to such event shall pass a resolution acknowledging that a 50% Change in Control has occurred.






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Payout:

          Payment will be made in stock and/or cash within (60) days following the end of the Performance Period. Other long-term incentive payouts, made according to any existing employment contracts, will offset awards made under this plan.

          For purposes of determining cash awards, Performance
          Shares will be valued at the average stock price during the 3rd cycle year.


Performance Measures:

          The Company will focus participants on its object of shareholder-value creation by using economic performance measures, as opposed to accounting performance measures. Specifically, the measures will include:

               Cash cost per pound

               Pounds produced

               Cash Flow Return on Investment (CFROI)

Goal Setting - Performance Measurement:

          The strategic plan will serve as the overall guideline used to set goals for each year of this plan. The goals of any year may be adjusted by the Compensation Committee at its discretion. The number of shares will be adjusted each year based on the performance achieved in that year. The share determination will occur as follows:

                           CYCLE 1
          Year      Portion of Share Amounts
          1993           1/3
          1994           1/3
          1995           1/3

                           CYCLE 2
          Year      Portion of Share Amounts
          1996           1/3
          1997           1/3
          1998           1/3

          The number of shares resulting each year will be based on an evaluation of the performance measures, where the measures will be weighted as follows:

                               Share Adjustment Factor

                         Acceptably       Target       Except.
Measure        Weight    Below Target   Performance    Above
                                                       Target
_________________________________________________________________
Cash cost/lb     40%         20%             40%         80%
Pounds produced
 Magma Source:   20%         10%             20%         40%
 Total:          10%          5%             10%         20%
CFROI            30%         15%             30%         60%

Total:                       50%             100%        200%

          In the schedule illustrated above, each measure will have its own sensitivity around target performance, determining what is "acceptably below" and "exceptionally above" target performance. Share amounts will be determined by interpolation for performance achieved between designated levels of performance. No shares will be earned for performance below the "acceptably below target" level. However, for the year 1993, target performance will be adjusted for the impact of the rains, if Cash cost/lb. and Pounds produced "exceptionally above" targets are met in 1994 and 1995.


Award Calculation:

          At the end of the each cycle, the number of shares earned each year will be summed and a total payout determined as follows:

          CYCLE 1:

Base      Target Award                  Share     Performance
Salary     as % of Base                 Value     Shares
_________________________________________________________________
($150,000   x          150%    /         $11.12)  = 20,234


Share price in year (3)            =    $P3  (an averaged price)

Performance factor earned in years (x)  =    FX % (ranges from
                                             50% to 200%)
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          Value of award in 1995             =    (Year1, shares
                                                  (+) Year2,
                                                  shares (+)
                                                  Year3, shares
                                                  (x) $P3)

          Year1, shares  =    (1/3 (x) 20,234) (x) F1
          Year2, shares  =    (1/3 (x) 20,234) (x) F2
          Year3, shares  =    (1/3 (x) 20,234) (x) F3


Example:

          Below, the values of minimum, target and maximum awards are shown for various stock prices for year (3).

          Minimum Performance
          Performance factor, FX is 50% each year. Therefore, total shares =

               (1/3 (x) 20,234) (x) 50%    (Year1)
          +    (1/3 (x) 20,234) (x) 50%    (Year2)
          +    (1/3 (x) 20,234) (x) 50%    (Year3)
          =           10,117 Shares

          Target Performance
          Performance factor, FX is 100% each year. Therefore, total shares =

               (1/3 (x) 20,234) (x) 100%    (Year1)
          +    (1/3 (x) 20,234) (x) 100%    (Year2)
          +    (1/3 (x) 20,234) (x) 100%    (Year3)
          =                20,234 Shares


          Maximum Performance
          Performance factor, FX is 200% each year. Therefore, total shares =

               (1/3 (x) 20,234) (x) 200%    (Year1)
          +    (1/3 (x) 20,234) (x) 200%    (Year2)
          +    (1/3 (x) 20,234) (x) 200%    (Year3)
          =                40,468 Shares









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Final Award Value Matrix:

              Year 3                              Total Shares

          Averaged Price    10,117   20,234      40,468

                $ 6      $ 60,702  $121,404  $  242,808
                $12      $121,404  $242,808  $  485,616
                $36      $364,212  $728,424  $1,456,848

Tax Treatment:

          Participants incur no tax liability upon the initial grant of shares. However, they do realize ordinary income on amounts received or on the value of any property received at the end of the performance period. If final payments are made in stock, subsequent appreciation on that stock is treated as capital gain.

          The Company receives a tax deduction in the amount of, and at the same time as, the employee's receipt of taxable income from the plan.

Accounting Treatment:

          The compensation expense related to the plan must be recognized periodically over the vesting period. The expense should reflect changes in the market value of the stock.